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•	The following email was sent to Dell employees on February 7, 2013

The Daily Direction

Dell News

Media on Wednesday continued to cover the announcement that Dell has signed a definitive merger agreement under which Michael Dell, in partnership with global technology investment firm Silver Lake, will acquire Dell. - WSJ CIO Journal, Forbes, Information Age (U.K.)

Dell has signed a definitive merger agreement under which Michael Dell and global technology investment firm Silver Lake will acquire Dell and take it private. Until the transaction closes, we remain a publicly-traded company. Copies of announcement materials are being archived internally. - SharePoint Site

As cyber threats constantly evolve and change, IT solution providers - along with their customers - must remain vigilant. With that in mind, Dell SonicWALL recently released its annual list of 2013 security trends, along with tips on how to avoid these threats in your network. - CRN Magazine

Top security talents, globally unified services and vendor-neutral capability were highlighted as the competitive advantages Dell SecureWorks brings to Japan. - ZDNet Japan (Japanese)

Online payment firm Alipay reported a record RMB 19.1 billion ($3.1 billion) was traded on 11 November 2012, “Singles’ Day” in China. Behind the enormous figure is a powerful IT system built using Dell Force10 E1200/S60 and Dell PowerEdge server portfolios. - China Network World (Chinese)

Familiarize yourself with the Dell Story and help spread the word.

Dell Conversations

“Trust & privacy vital in patient/doctor relationship as info records are $50/each on black market” CMO Dell Healthcare #gethealthsummit - @flowerofspring - Tseday Alehagn, Co-Founder @TadiasNews

My favorite insight of the night. Kelly McGinnis, VP, Comms, @dell - we need to break down the silos btw marketing, PR, sales etc (aka IMC) - @SarahConnects - Sarah Hard-Sullivan, community relations professional

From @EnterMobility: The faster you adopt #BYOD the better according to a new study by Dell - ow.ly/hqQSN - @News4Mobility - Enterprise Mobility, articles about enterprise mobility

Industry News

Sources close to the company have denied recent rumors that HP’s board of directors is considering breaking up the company. - Computerworld, BGR

Triggered by burgeoning demand for new data center services for mobile platforms and cloud computing, shipments of micro servers are expected to more than triple in 2013 to 291,000 units, according to analyst firm IHS. - DigiTimes, The Register

Twitter is acquiring Bluefin Labs, a software company which provides analysis tools for social media discussion generated by TV programs. - Bloomberg

Google has revamped its keyword advertising service, AdWords, to make it easier for advertisers to manage campaigns across multiple devices as non-PC Web browsing continues to grow. - CNET, Mashable

Apple has sold its 25 billionth download and users are today downloading 15,000 songs every minute. - Reuters, USAtoday, CNN

For more competitor analysis, visit the Competitive Intelligence Portal

Quote of the day: “People take for granted that [when] they get an app that it’s legitimate. Criminals have cleverly figured out ways to sneak malware in through those avenues. Companies insist apps are safe, but it’s happened before. Be careful what you install.” - Daniel Ayoub, product marketing manager, Dell SonicWall

Did you know that Help a Customer has expanded to become the standard process for handling all customer complaints and escalations across Sales Operations and Support & Deployment? No matter your role at Dell, the Help a Customer tool is in place to help cultivate a customer-centric culture that empowers team members. #HelpACustomer

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Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

WSJ CIO Journal article:

The Morning Download: How Dell’s Deal Helps Customers

Michael Hickins

Editor

The Morning Download comes from the editors of CIO Journal and cues up the most important news in business technology every weekday morning. Send us your tips, compliments and complaints. You can get The Morning Download emailed to you each weekday morning by clicking here.

Good morning. There’s much for Dell Inc. customers to cheer in news that the PC maker is taking itself private, helped along by a $2 billion loan from Microsoft Corp. Dell, in the midst of reinventing itself as an all-in-one hardware, software and services company, may well benefit from some of Microsoft’s understanding of the business market.

Dell says it will continue supporting its existing products while pursuing its transformation, and is “committed to completing this transaction as seamlessly as possible such that our customers are not affected in any way,” it said in a statement provided to CIO Journal. In addition to selling hardware to its customers, either for use in their data centers or as part of a cloud solution, with Microsoft software running the stack, Dell could also “embrace open source computing so that it is established as the open source brand over time,” suggests Cindy Shaw, an analyst with Discern Group Inc. Dell could use common business standards to drive reliable, low-cost open source technology into the business market, essentially hoping to repeat the success it had in the PC market 30 years ago, Ms. Shaw suggested in an interview with CIO Journal.

Finally, the deal gives the company a breather from the incessant demands of Wall Street, allowing founder Michael Dell to execute his strategy for the company’s post-PC era existence without having to watch his back for a shareholder revolt. Gartner Inc. analyst Leslie Fiering calls Mr. Dell “a formidable strategist and operations person… Here he goes again doing something totally unexpected and very bold. I’m willing to give him the benefit of the doubt until he proves me wrong.”

Yes, the company has saddled itself with a ton of debt — credit analyst Dave Novosel of Gimme Credit LLC estimates Dell will emerge from the deal with about $19 billion in debt, costing it around a half-billion dollars per year to service. But that’s not nearly enough to severely limit “Dell’s ability to invest in new products and services,” as Hewlett-Packard Co.’s statement would have customers believe. Yes, its ability to innovate will be “less than what it used to be,” Shaw Wu, an analyst with Sterne Agee Group Inc., told CIO Journal. But forced asceticism could stimulate sharper thinking, leading to a simplified set of offerings built around its core competencies. As a recent study by KPMG shows, cloud is not a simple matter to implement. “People need help, and Dell could innovate around services that make things easier for the customer,” noted Discern’s Ms. Shaw.

Air Force tries not to bungle business software implementation a second time. With sequestration looming and the recent humiliation of having had to pull the plug on a suite of applications from Oracle Corp., Brigadier General Kathryn Johnson is hoping not to repeat the same mistakes that wasted over $1 billion in taxpayer funds. Gen. Johnson said the Air Force is breaking the project up into smaller chunks this time around, which Michael Krigsman, CEO of IT consulting firm Asuret Inc., says is the right approach. “The most basic tenet of ERP implementation is know why you need the system and how you intend to make it work,” Mr. Krigsman told CIO Journal via email.

MassMutual trying ‘democratization of information’ to stimulate innovation. Twenty billion dollar companies with over $120 billion in retirement assets under management are not typical bastions of innovation. However, Robert Casale, CIO of Massachusetts Mutual Life Insurance Company, says the insurer is able to roll out new financial products more quickly, and can close significantly more business, thanks to innovations introduced by its IT department. That spirit of innovation has been fostered by structural and philosophical changes to how the IT department is run, and Mr. Casale says those changes are slowly being reflected throughout the rest of the organization as well. Among those changes, Mr. Casale has created experimental “data lab environments” that provide employees with types of data to which they don’t ordinarily have access, with the expectation that they will use the data in novel ways, leading to more innovation. “We’re building an open culture where democratization of information, information sharing, is at the heart of things,” Mr. Casale told CIO Journal.

DELL’S DEAL

Dell struck a $24.4 billion deal yesterday to take itself private. Founder and CEO Michael Dell—along with Silver Lake Partners—will offer Dell’s holders a per-share price of $13.65 in cash. The stock closed Tuesday at $13.42 on the Nasdaq.

Why Microsoft chose to loan rather than invest. To help finance Dell’s buyout, Microsoft opted to loan the PC maker $2 billion rather than use that money in an equity investment because it did not want to upset rival PC makers, sources tell Bloomberg’s Dina Bass and Jeffrey McCracken. A Microsoft investment supports “the long term success of the entire PC ecosystem,” a Microsoft spokesman tells Bloomberg. Despite the loan, Microsoft may have some ‘splainin’ to do, says Gartner’s Michael Gartenberg. “There will still be some uneasiness until the full details of the relationship become clear in practice not just terms on paper,” he said. But former Microsoft executive Brad Silverberg tells the WSJ’s Shira Ovide and Anupreeta Das that Microsoft is past the point of no return. “For Microsoft, it crossed the Rubicon when it shipped the Surface, and relationships with PC manufacturers will never be the same,” he said.

Microsoft plays the field. But ZDNet’s Mary Jo Foley says rivals shouldn’t fear Dell being granted most-favored PC maker. Microsoft in 2011 signed a billion dollar deal with Nokia Corp. to get the device maker cranking on the Windows Phone ecosystem. Despite supporting Nokia’s latest offerings, Foley says she’s noticed a number of Microsoft managers sporting HTC Corp. 8X Windows Phone 8s. Most recently Microsoft partnered with Huawei Technology Co. Ltd. to sell Windows Phones in Africa—“in spite of Nokia’s long history and expertise in selling phones in the developing world.”

The chutzpah that is H-P. Shortly after Dell announced the $24 billion deal that would take the company private, Hewlett-Packard Co. released its own statement encouraging Dell customers to join up with H-P. “Dell has a very tough road ahead. The company faces an extended period of uncertainty and transition that will not be good for its customers,” H-P said. Reporters were quick to chide H-P for forgetting that it too lives in a glass house. “Rich” is how Fortune’s Julianne Pepitone described H-P’s action. “Judging by HP’s sanctimonious statement on Dell, though, you’d never guess HP was also suffering” from myriad wounds, self-inflicted and otherwise: serial CEO switching, a dysfunctional board, multiple flip-flops regarding the mobile WebOS operating system (dead as of this writing), and the accusation by current H-P CEO Meg Whitman that recently acquired Autonomy engaged in financial flimflammery.

TECHNOLOGY NEWS

Fed acknowledges cybersecurity breach. The Federal Reserve acknowledged it had suffered a cybersecurity breach, making it the latest government victim of hackers, the WSJ’s Victoria McGrane reports. “The Federal Reserve System is aware that information was obtained by exploiting a temporary vulnerability in a website vendor product,” a spokeswoman from the Federal Reserve Bank of Richmond said in an emailed statement. “The exposure was fixed shortly after discovery and is no longer an issue. This incident did not affect critical operations of the Federal Reserve System.”

Surface Pro gets lack-luster reviews. The WSJ’s Walt Mossberg test drives Microsoft’s new Surface Windows 8 Pro and finds a lot of weaknesses. The Surface Pro is a multi-touch 10.6-inch tablet that has some of the attributes of a laptop, such as a USB port and snap-on keyboards. Unlike the original Surface, which came out in October, the new tablet is capable of running full-featured Windows 8. One problems is that the Surface Pro starts at $899—$400 more than the base model of the biggest, newest iPad or the base Surface RT. Mossberg says he likes the original Surface, but the Surface Pro is “too hefty and costly and power-hungry to best the leading tablet, Apple’s full-size iPad. It is also too difficult to use in your lap. It’s something of a tweener—a compromised tablet and a compromised laptop.”

Over at ZDNet, Mary Jo Foley says she kept scratching her head over who Microsoft expects to buy the Surface Pro. “It’s not as good of a tablet, in terms of weight/battery life, as the Surface RT is. But it’s also not as good of a Windows 8 PC as other OEM-produced devices, coming in at lower price points with better battery life and other specs.”

Microsoft Big Data guy leaves for VC firm. GeekWire’s John Cook reports that a Microsoft-ian who oversaw the development of the company’s various Big Data offerings as well as SQL Server and Windows Azure Data Services is leaving. After 23 years, Ted Kummert is leaving Microsoft for Seattle venture capital firm Madrona Venture Group.

Amazon launches a virtual currency. Amazon.com Inc. has underscored its desire to rival Apple Inc.’s App Store by launching a virtual currency through which it will subsidize developers joining its own service, write the FT’s Barney Jopson and Tim Bradshaw. The online retailer said it would give customers “tens of millions of dollars” worth of Amazon Coins to spend on developers’ applications and games. Developers will receive 70% of the currency spent and Amazon will convert the digital money into dollars. Amazon Coins will be given only to U.S. customers at the launch and can only be spent on apps and games that are available on its Kindle Fire tablet. The initiative – which was announced on Tuesday and will launch in May – is the latest example of Amazon’s willingness to sacrifice profits to win market share, as it bets that it will entice more customers by attracting a broader range of developers.

IBM re-prices servers to take on rivals. IBM Corp. took a stab at mainstream server rivals Hewlett-Packard Co. and Oracle Corp., announcing that it was reducing the price of its Power Systems servers. All Things D’s Arik Hesseldahl says the servers are typically aimed at higher-end businesses, but new partnerships IBM inked with Ingram Micro Inc. and TechData Corp. could help the company expose its products to small and midsize companies.

Mobile traffic growth falls short. Mobile-network traffic growth was hampered in North America and Western Europe last year as companies including AT&T Inc. and Vodafone Group PLC adopted pricing policies that discouraged heavy use, according to research by Cisco Systems Inc. Mobile traffic in North America rose 64% in 2012, shy of the 70% projected a year ago by Cisco, according to a report released today. Western European traffic increased 44%, about half the 81% predicted pace, Cisco analyst Arielle Sumits told Bloomberg’s Olga Kharif.

Twitter on route to maturity. Twitter CEO Dick Costolo tells the WSJ’s Shira Ovide that “it’s not necessarily inevitable” that the company will go public and he said that one of his goals is making Twitter more understandable to newcomers so the service can crack one billion users. In a wide-ranging interview, Mr. Costolo also discussed the thinking behind the company’s purchase of video startup Vine. “The Vine guys showed Vine to Jack [Dorsey, Twitter’s co-founder], and he called me and said, ‘you gotta see this.’ We all agreed that this is the next thing down the road. It’s hyper-constrained publishing. It’s going to force people to be creative and foster this new art form of ‘how can I tell this story in six seconds?’”

Facebook users admit to taking a break A study by Pew Research Center’s Internet and American Life Project finds that 61% of current Facebook Inc. users admitted to taking breaks from the social network, with some admitting to deleting their accounts. Study participants cited the time required to prune their profiles and the realization that maybe Facebook is just a big waste of time as reasons for their sabbatical. Just 4% cited privacy concerns. Pew Director Lee Rainie tells the NYT’s Jenna Wortham that results reveal that a “social reckoning” is happening where more and more users weigh the demands of social media. “They are adding up the pluses and minuses on a kind of networking balance sheet and they are trying to figure out how much they get out of connectivity vs. how much they put into it,” he said.

Pinterest in talks to raise funding. Pinterest is in talks to raise a new round of financing that would value the online scrapbooking site at $2 billion to $2.5 billion, the WSJ’s Pui-Wing Tam and Spencer E. Ante report. For most of last year, the site was racing to keep up with a growth eruption that took global user visits to its website to 48 million in December, up from nine million a year earlier. Now Pinterest has reached a point where it can start to make revenue a priority. “They’ve gotten past the point of being successful with consumers in a big way [and] at some point, the business has to make money,” said Jeremy Levine, a Bessemer venture capitalist who also sits on Pinterest’s board.

Defense agency hands big check to Big Data firm. Continuum Analytics, a firm that brings to market methods for doing Big Data with the Python Programming language, just took in a $3 million investment from the Defense Advanced Research Projects Agency. Explains GigaOm’s Derrick Harris: “Python is already incredibly popular among programmers of all levels in all industries — not just with web programmers (including those at Google), but also with the scientific community.” The investment came out of a $100 million fund run by DARPA dedicated to targeting Big Data techniques and software.

Holiday device sales help ARM beat the Street. Chip designer ARM Holdings PLC beat analyst estimates on fourth-quarter sales, reports Bloomberg’s Amy Thomson. Surging smartphone and tablet demand helped ARM revenue rise 19%. The energy-saving chips designed by the Cambridge, England-based company are often favored by mobile device makers over rivals such as Intel Corp.

EVERYTHING ELSE YOU NEED TO KNOW

CBO delivers warning on rising debt. The federal budget deficit has been cut in half in the past four years, but federal debt will hit historic levels if more isn’t done, according to the Congressional Budget Office. The agency projects that if Congress leaves current laws unchanged, the debt will be 77% of GDP by the end of the decade, and it will be higher if the scheduled across-the-board spending cuts are diluted or various expiring tax breaks extended, the WSJ reports. “At this level of debt relative to GDP, our country would be incurring costs and bearing risks of a sort that we have not [had] in our history except for a few years around the end of the second World War,” CBO Director Douglas Elmendorf said. “At the same time, bringing debt down relative to GDP requires reductions in services that we are getting from the government, or higher taxes paid to the government.” Read the full CBO report here (PDF).

Obama urges sequester alternative. Just as the CBO report was coming out, President Obama was calling on Congress to replace the automatic spending cuts set to hit the Pentagon on March 1 with a new debt-reduction package that includes fresh tax revenue. Replacing the sequester for one month, without increasing deficits, would require about $12 billion in alternative savings, the Washington Post says. Mr. Obama didn’t provide any specifics – which drew fire from Republicans. But he’s made clear that he expects wealthier Americans and industries with special tax advantages to shoulder some of the burden. After the president spoke, White House spokesman Jay Carney said that the “carried interest” loophole should be closed, Reuters reports. Closing the tax break could raise close to $20 billion over 10 years, according to congressional budget estimates.

Bernanke fretted over credit ratings. Bloomberg points to some FOMC transcripts released last month showing that senior Fed officials – including Ben Bernanke — warned in August 2007 that investor confidence in credit rating companies was fading, risking greater instability in financial markets. “There is an information fog” that “is very much associated with the loss of confidence in the credit-rating agencies,” Bernanke said at a meeting on Aug. 7, 2007. The firms’ “credibility has been shot,” said Kevin Warsh, then a Fed governor.

DOJ and S&P dig in for long battle. The DOJ wants Standard & Poor’s to pay more than $5 billion—roughly what its parent company has earned in the past seven years—for giving its seal of approval to subprime mortgages, the WSJ reports. Both sides are digging in for a long and costly legal fight. Meanwhile, a trove of emails and documents highlights tensions inside the firm’s headquarters as it publicly defended its ratings even as the home loans bundled into mortgage-backed securities were failing. In one email, an executive warned: “This market is a wildly spinning top which is going to end badly,” DealBook notes. Deal Professor says that the DOJ civil complaint is “chock-full of emails that paint a picture of shoddy practices and greed” at S&P. But he says that doesn’t mean fraud will be easy to prove.

Tom Loftus contributed to this article.

Forbes article:

John Kotter, Contributor

Can Taking Dell Private Accelerate Innovation?

If you can get past the enormity of the financing behind Michael Dell’s play to take Dell private, there is a very interesting story here about leadership. My colleague Randy Ottinger offers his perspective on the long-term effects this deal could have on Dell.

The discussion around Michael Dell’s play to take Dell private is focused primarily on the astounding $24.4 billion financing deal, but what’s more important is what this means for the future of the company itself.

Toward the bottom of yesterday’s article in The New York Times, Michael J. de la Merced wrote that the move “is a huge gamble. It will saddle Dell with $15 billion of new debt, and it does nothing to divert the forces reshaping the technology industry and undercutting the company’s business.”

The less headline-worthy backstory is that mobile and tablet technology have eaten into Dell’s business and, for several years, Mr. Dell has been trying – unsuccessfully – to implement a strategy to transform the company and address the market changes.

In a Dell press release, Mr. Dell said, “I believe this transaction will open an exciting new chapter for Dell, our customers and team members. Dell has made solid progress executing this strategy over the past four years, but we recognize that it will still take more time, investment and patience.”

Just as the media evaluates this story based on the dollars behind the deal, the market evaluates a company based on the dollars produced by the number of widgets they ship – or in this case, PCs.

Today, in order to maintain success, public companies have become beholden to the market. They focus the business primarily on ensuring that quarterly reports meet analyst expectations and, therefore maintain the stock value. What’s ignored is the long-term impact this narrow perspective has on the company.

Increasing sales, reducing costs, and building equity may ensure the company meets its numbers, but it in no way leads to a culture of innovation required to win over the long term. Mr. Dell and other CEOs know that the numbers that make investors happy fail to address factors that help a company sustain success. While bold, visionary leadership can yield industry-changers like the Kindle and the iPhone, short-term public market mentality can kill innovation.

No, taking the company private will not solve Dell’s strategy failures, but it will give Mr. Dell a shot to bring back the entrepreneurial leadership and culture that allowed Dell to succeed in the past. At this point, Dell is late to the game in the mobile and tablet market, and this is a narrow window of opportunity. If Mr. Dell can re-focus and align the company to accelerate their strategic efforts, he’ll be able to bring Dell back to its former position as a market leader.

The youngest CEO to have a company ranked in the Fortune 500, Mr. Dell has a long history of shrewd leadership, but this may be his most genius move yet.

Information Age (U.K.) article:

Dell to go private in $24 billion buyout

5 FEBRUARY 2013 Kane Fulton

PC maker taken private 25 years after IPO in deal financed by founder and CEO Michael Dell, investment firm Silver Lake, Microsoft and four banks

PC manufacturer Dell is to be taken private in a $24.4 billion leveraged buyout, the company confirmed today.

In a statement on Tuesday, Dell said the transaction will be funded by cash and equity from the company’s CEO and founder Michael Dell, cash from his investment firm MSD Capital, private investment firm Silver Lake and a $2 billion loan from Microsoft.

Bank of America Merill Lynch, Barclays, Credit Suisse and RBC Capital Markets will provide debt financing.

The company’s board of directors has unanimously approved the plan but still needs shareholder and regulatory approval. If it goes head, the deal is expected to close in the summer of this year.

“I believe this transaction will open an exciting new chapter for Dell, our customers and team members,” Michael Dell said in a statement. “We can deliver immediate value to stockholders, while we continue the execution of our long-term strategy and focus on delivering best-in-class solutions to our customers as a private enterprise.”

“Dell has made solid progress executing this strategy over the past four years, but we recognize that it will still take more time, investment and patience, and I believe our efforts will be better supported by partnering with Silver Lake in our shared vision,” Dell said.

“I am committed to this journey and I have put a substantial amount of my own capital at risk together with Silver Lake, a world-class investor with an outstanding reputation. We are committed to delivering an unmatched customer experience and excited to pursue the path ahead,” he said.

Dell, which had its public trading debut 25 years ago in June 1988, has fought a global trend in declining PC sales as consumers opt for alternative devices such as mobiles and tablets. The company’s profits slid 47% in its most recent quarter.

Last week, Gartner’s research director Ranjit Atwal told Information Age that going private would enable the company to change its culture and reinvent itself away from public scrutiny.

In response to today’s news, Ovum analyst Carter Lusher warned that the deal will create uncertainty for Dell’s corporate customers. “While the company might come out of this transition stronger with a product lineup that better meets the needs of businesses and public sector organizations, there will be uncertainty as to what products and services stay, get strengthen, or get eliminated,” he wrote.

“Ovum recommends that CIOs need to asset the risk to their infrastructure and put into place plans should Dell’s radical hardware, software, and services shifts require changes to procurement plans.”

•	The following note to customers was posted on the Dell website on February 7, 2013

To Our Customers,

The agreement to take Dell private represents an exciting new chapter for our company and for you, our customers.

As always, our unwavering focus is on delivering a fantastic customer experience and creating value for your organization. We believe that our proposed new ownership will provide long-term support to help Dell innovate, invest for growth and accelerate our transformation strategy. We’ll have the flexibility to continue organic and inorganic investment and drive industry-leading innovation.

We’ve made solid progress over the past few years. Our leadership and our strategic execution have been consistent, as we’ve built a comprehensive portfolio to help you succeed. Secure, easy to manage, end-to-end solutions from the cloud to the data center to devices remain at the core of our value proposition to you.

I am honored to continue serving as chairman and CEO of Dell and very much appreciate the trust you’ve placed in us. We recognize that ours is highly competitive industry. Our commitment to you is to keep earning that trust every day.

I am confident we are making the right decisions to position Dell, our customers and employees for long-term success. There is much more we can accomplish together.

With warm regards,

Michael Dell

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.